Exhibit 99.1

1 Fountain Square Chattanooga, TN 37402 www.unum.com

.	FOR IMMEDIATE RELEASE
Contacts
	MEDIA	Jim Sabourin 423 294 6043
	INVESTORS	Tom White 423 294 8996

Unum elects Cynthia Egan to board of directors

CHATTANOOGA, Tenn. (July 29, 2014) – Unum Group (NYSE:UNM) announced today that Cynthia Egan, senior advisor to the Treasury Department and former president of retirement plan services at T. Rowe Price Group, has been elected to serve as a director of the company.

Recognized as a leader in the retirement industry for defining leading-edge solutions, Egan is currently advising senior Treasury officials on the development of “myRA”, the Treasury-sponsored program that is being created to support retirement savings for workers who are not covered by defined contribution or other structured retirement programs.

“We are very fortunate to have Cynthia join our board,” said William J. Ryan, chairman of the board of Unum Group. “She brings significant expertise in financial services and the defined contribution industry, and I am certain her perspective and experience will be a tremendous asset to Unum.”

As a Unum board member, Egan will serve on the audit and regulatory compliance committees.

Prior to her role with the U.S. Treasury Department and T. Rowe Price, Egan was a long-time member of the executive team at Fidelity Investments where she was executive vice president of Fidelity Institutional Tax-Exempt Services Company, president of the Fidelity Charitable Gift Fund and executive vice president of FMR Corp. Egan began her professional career at the Board of Governors of the Federal Reserve in 1980, and, prior to joining Fidelity, worked at KPMG Peat Marwick and Bankers Trust Company.

Egan currently serves as a member of the board at Envestnet, Inc., a wealth management technology and services provider.

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UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

ABOUT UNUM

Unum Group (www.unum.com) is a leading provider of financial protection benefits in the United States and the United Kingdom. Its primary businesses are Unum US, Colonial Life and Unum UK. Unum’s portfolio includes disability, life, accident and critical illness coverage, which help protect millions of working people and their families in the event of an illness or injury. The company reported revenues of $10.35 billion in 2013, and provided $6.5 billion in benefits last year.

For more information visit us at www.unum.com or connect with us at www.facebook.com/unumbenefits, www.twitter.com/unumnews and www.linkedin.com/company/unum

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

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